PROSPECTUS SUPPLEMENT                  Filed Pursuant to Rules 424(b)(3) and (c)
dated December 20, 2001 (to Prospectus                      File No. (333-74126)
dated December 4, 2001)

                                2,750,318 Shares
                               AVANEX CORPORATION
                                  Common Stock

                            -------------------------

     This prospectus supplement amends and supplements the prospectus dated December 4, 2001 included in a registration statement that we filed with the SEC using the "shelf" registration process. It relates to the public offering, which is not being underwritten, of 2,750,318 shares of our common stock which may be offered and sold from time to time by the selling stockholders named in the prospectus.

     The "Selling Stockholders" section of the prospectus is hereby modified to reflect a transfer of certain shares covered by this prospectus from one stockholder to another.

     The "Selling Stockholders" section contained in this prospectus supplement amends and restates in its entirety the "Selling Stockholders" section contained in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained herein supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares owned by each of the selling stockholders as of November 27, 2001, and the number of shares owned by each of the selling stockholders that may be offered for sale from time to time by this prospectus. None of the selling stockholders has had a material relationship with us within the past three years other than as described below or as a result of the ownership of the shares or other securities of Avanex. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.


                                                                                          Number of Shares
                                                        Shares                           Which May Be Sold
                                                     Beneficially                         Pursuant to This
           Name of Selling Stockholder                 Owned(1)        Percentage(1)     Prospectus(2) (3)
--------------------------------------------------   ------------      -------------     -----------------
Denali Capital Ltd. (a BVI company)                       65,605             *                 58,790
Roy P. Douglass                                           13,121             *                 11,758
Alfred P. Hildebrand                                      16,402             *                 14,698
Ming Li(4)                                               866,721            1.3               776,683
Wenjun Li                                                  9,184             *                  8,230
Zheng-wu Li(5)                                            65,605             *                 58,790
Drew D. Perkins,  Trustee Drew D. Perkins
     Trust -  1999 UDT dated December 21, 1999           164,013             *                146,975
Song Peng(6)                                             866,721            1.3               776,683
Caigong Qin                                               75,446             *                 67,609
Edmund S. Ruffin, Jr.                                     64,949             *                 58,202
Donald Scifres                                            65,605             *                 58,790
Jagdeep Singh                                            164,013             *                146,975
VLG Associates 2000                                        4,362             *                  3,909
VLG Investments LLC                                       65,179             *                 58,408
Judith Webb 1996 Trust                                    16,400             *                 14,697
Zhe Wu                                                     2,624             *                  2,352
Wu  Family  1990   Revocable   Trust,   Under  an
     Agreement  Dated 9/18/90,  William Naiwen Wu
     and Marinda Li Wu Trustees                           65,605             *                 58,790
Yiwei Xia                                                 10,496             *                  9,406
Weihua Xu                                                 72,166             *                 64,670
Jialuo Xuan                                               19,681             *                 17,637
Heng Zhang                                                52,484             *                 47,032
Hongjun Zuo                                                3,936             *                  3,528

TOTAL                                                  2,750,318                            2,464,612
                                                       =========                            =========


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

* Less than 1% of our outstanding common stock.
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 66,444,027 shares of common stock outstanding as of October 25, 2001.
(2) This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.
(3) Does not include an aggregate of 285,706 shares of Common Stock beneficially owned by certain Selling Stockholders that have been deposited in escrow pursuant to the Agreement and Plan of Reorganization dated as of October 18, 2001 by and among Avanex Corporation, Lima Acquisition Corporation, LambdaFlex, Inc., Ming Li, Song Peng and William N. Wu as Securityholder Agent to secure the indemnification obligations of certain Selling Stockholders thereunder (the "Escrow Shares"). Such escrow will expire on November 19, 2002 to the extent no claims on the escrow shares have been made. A number of shares equivalent to the Escrow Shares have been included in this Registration Statement, but they are not included in this column of the table. An amended prospectus will be filed to reflect any change in the number of shares offered by the individual Selling Stockholders as a result of the expiration of the escrow.
(4)  Ming Li is a non-executive officer employee of Avanex.
(5)  Zheng-wu Li is a non-executive officer employee of Avanex.
(6)  Song Peng is a non-executive officer employee of Avanex.


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